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INDEPENDENT AUDITORS' CONSENT
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We consent to the incorporation by reference in Registration Statements No.
333-45717 and No. 333-46617 of PH Group, Inc. on Form S-8 of our report dated June 14, 2000 on the 1999 financial statements of PH Group, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) incorporated by reference in the Annual Report on Form 10-KSB of PH Group, Inc. for the year ended December 31, 2000.




Deloitte & Touche LLP
Columbus, Ohio
April 2, 2001